Exhibit 3.2

WELLS TIMBERLAND REIT, INC.

ARTICLES OF AMENDMENT

TO

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

Wells Timberland REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article XV of the Corporation’s charter is hereby amended to read:

ARTICLE XV

DURATION

In the event that Listing does not occur on or before August 11, 2018, then the Board of Directors must either (a) adopt a resolution that sets forth a proposed amendment to the Charter extending or eliminating this deadline (the “Extension Amendment”), declare that the Extension Amendment is advisable and direct that the proposed Extension Amendment be submitted for consideration at either an annual or special meeting of the Stockholders, or (b) adopt a resolution that declares that a proposed liquidation of the Corporation is advisable on substantially the terms and conditions set forth in, or referred to, in the resolution (the “Plan of Liquidation”). If the Board of Directors seeks the Extension Amendment as described above and the Stockholders do not approve such amendment, then the Board of Directors shall adopt a Plan of Liquidation and commence an orderly liquidation of the assets of the Corporation pursuant to such Plan of Liquidation. In the event that Listing occurs on or before August 11, 2018, the Corporation shall continue perpetually unless dissolved pursuant to any applicable provision of the MGCL.

SECOND: The amendment to the charter of the Corporation as set forth above was advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to cast at least a majority of all the votes entitled to be cast on the matter in accordance with the MGCL.

THIRD: The undersigned Executive Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: The Board of Directors of the Corporation adopted a resolution authorizing the Senior Vice President of the Corporation to attest these Articles of Amendment. Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its Executive Vice President and attested to by its Senior Vice President as of the 13th of August, 2008.

WELLS TIMBERLAND REIT, INC.

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President

ATTEST:

By:	/s/ Randall D. Fretz
Name:	Randall D. Fretz
Title:	Senior Vice President